EXHIBIT 21

Subsidiaries of Argonaut Group, Inc.

Company	State of Incorporation
Argonaut Group, Inc.	Delaware
Argonaut Management Services, Inc.	Delaware
Trident Insurance Services, Inc.	Texas
Captive Advisory Services, Inc.	Vermont
Argus Reinsurance Intermediaries	Texas
Argonaut Group Statutory Trust	Connecticut
Argonaut Group Statutory Trust III	Delaware
Argonaut Insurance Company	California
Argonaut Midwest Insurance Company	Illinois
Argonaut Northwest Insurance Company	Idaho
Argonaut Southwest Insurance Company	Louisiana
Georgia Insurance Company	Georgia
Argonaut Great Central Insurance Company	Illinois
Alpha Credit Corporation	Illinois
Central Insurance Management, Inc.	Illinois
Insurance Agency of Central Illinois	Ohio
AGI Properties	California
AGI Limited Risk	California
Front Royal, Inc.	Delaware
Colony Management Services, Inc.	Virginia
Colony Insurance Company	Virginia
Front Royal Insurance Company	Ohio
Preferred National Insurance Company	Virginia
Colony Agency Services, Inc.	Virginia
Rockwood Casualty Insurance Company	Pennsylvania
Somerset Casualty Insurance Company	Pennsylvania
Mid-State Insurance Underwriters, Inc.	Pennsylvania
Comprehensive Casualty Services, Inc.	Pennsylvania
Coal Operators Indemnity Company	Pennsylvania